Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES ANNOUNCES MANAGEMENT CHANGE

NEWPORT BEACH, CA—March 18, 2009—William Lyon Homes announced today that, effective on March 18, 2009, Douglas F. Bauer has resigned from his position as President and Chief Operating Officer, to spend more time with his family and to pursue personal interests. Mr. Bauer has also resigned as a member of the Company’s Board of Directors. Mr. Bauer has served as President and Chief Operating Officer since March 1, 2007 and as a member of the Board of Directors since February 27, 2007. Mr. Bauer joined the Company in October 1988 and had previously held the positions of Chief Financial Officer, President of the Northern California Region and Executive Vice President.

William H. Lyon, Executive Vice President and son of General William Lyon, the Company’s Founder, Chairman and Chief Executive Officer, was elected to replace Mr. Bauer as President and Chief Operating Officer. William H. Lyon joined the Company in November 1997 and has served in a number of positions designed to expose him to the many facets of real estate development. He most recently has served as Executive Vice President of the Company and President of William Lyon Financial Services, the Company’s mortgage brokerage subsidiary. William H. Lyon has been a member of the Company’s Board of Directors since January 2000. Mr. Lyon received a dual Bachelor of Science degree in Industrial Engineering and Product Design from Stanford University in 1997.

In commenting on this change, General Lyon stated, “Doug has made many significant contributions over the years and recently celebrated his twenty year anniversary with the Company. We will all miss Doug and wish him continued success in his future endeavors.”

General Lyon further stated, “We are pleased that William H. Lyon will be taking on additional responsibilities as President and Chief Operating Officer. As Executive Vice President and President of William Lyon Financial Services, he has demonstrated a keen business acumen and strong leadership ability. He is looking forward to working more closely with our Division Presidents and our Division management teams.”

William Lyon Homes is primarily engaged in the design, construction and sales of single-family detached and attached homes in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California.

For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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